Exhibit X

EIB Update on Excluded Activities

On June 19, 2025, the Board of Directors (“Board”) of the European Investment Bank (“EIB”) approved a simplified list of activities excluded from EIB financing (the “Excluded Activities List”), which approval was recorded at the EIB Board meeting held on July 16, 2025. The adoption of the Excluded Activities List forms part of the series of measures previously announced by the EIB to further strengthen the financing for European security and defense.

Pursuant to the Excluded Activities List, the EIB does not finance the following activities:
1.	Activities prohibited by host country law or by international agreements ratified by the European Union or subject to international phase outs or bans.
2.	Weapons and ammunition. Outside of the European Union, military or police equipment and infrastructure are also excluded.
3.	Prisons and detention centres.
4.	Harmful or exploitative forms of forced labour or child labour, as defined by the International Labour Organization’s Fundamental Labour Conventions.
5.	Conversion of natural forests into plantations and the degradation of tropical natural forests or high conservation value forests.
6.	Unsustainable fishing methods (such as drift net fishing in the marine environment using nets in excess of 2.5 km in length and blast fishing).
7.	Extraction or mining of conflict minerals and metals.
8.	Extraction of mineral deposits from the deep sea.
9.	Animal and human reproductive cloning.
10.	Sex industry and related activities.
11.	Tobacco and related activities.
12.	Gambling and casinos.
13.	Projects with political or religious purposes.

The Excluded Activities List complements other EIB lending policies, notably the EIB Group Environmental and Social Policy. For the avoidance of doubt, final beneficiaries of EIB operations may be involved in weapons and ammunition, provided that EIB financing does not support these activities. The Excluded Activities List will apply immediately to projects eligible for EIB financing. The EIB Board may update the Excluded Activities List from time to time without prior notice.

Forward-Looking Statements

This document may contain forward-looking statements.  Statements that are not historical facts, including statements about the EIB’s beliefs and expectations, are forward-looking statements.  These statements generally may be identified by the use of forward-looking words, phrases, and expressions such as “believe”, “expect”, “aim”, “anticipate”, “intend”, “foresee”, “forecast”, “predict”, “project”, “estimate”, “likely”, “may”, “might”, “will”, “could”, “should”, “would”, “seek”, “plan”, “scheduled”, “possible”, “continue”, “potential”, “outlook”, “target” or other similar words, phrases, and expressions; provided that the absence thereof does not mean that a statement is not forward-looking.

Forward-looking statements involve inherent risks, uncertainties, and other factors that may cause the EIB’s actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements.  Although the EIB believes that the expectations reflected in such forward-looking statements were reasonable as of the date they were made, no assurance can be given that such expectations will prove to have been correct.  Accordingly, actual results could differ materially from those contained in any forward-looking statements.  Consequently, you are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements speak only as of the date they are made, and the EIB undertakes no obligation to update publicly or release any revisions to these forward-looking statements in light of new information or to reflect events or circumstances after the date of the particular statement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law.  All subsequent forward-looking statements attributable to the EIB or any person acting on its behalf are qualified by the cautionary statements herein.